NEWS RELEASE
To:	Daily Papers, Trade PressFor: Immediate	Company Contacts:
	Financial and Security Analysts Release	Financial:	John Carrara	713-624-9548
		Media:	James Bartlett	713-624-9354
	Burlington Resources Web site: www.br-inc.com			BR0503

BURLINGTON RESOURCES PROVIDES INTERIM UPDATE

Houston, Texas, Jan. 13, 2005 — Burlington Resources Inc. (NYSE: BR and TSX: B) today announced several interim financial and operational updates. These updates may differ from actual results for the fourth quarter and full year of 2004, which will be reported on Jan. 26, 2005.

In connection with preparation of its financial statements, the company determined that results for the fourth quarter of 2004 will include a $90 million pre-tax impairment charge, or $0.15 per diluted share impact to net income. The charge is related to undeveloped lands in Canada and will not impact the company’s reserves or drilling inventory. This charge will be discussed further in Burlington’s 2004 Form 10-K.

Burlington expects fourth-quarter production to achieve the midpoint of its previously announced guidance range. Commodity price realizations, including hedging results, are expected to range from $5.80 to $6.00 per thousand cubic feet (Mcfe) for natural gas, $28.50 to $29.50 per barrel for natural gas liquids, and $38.50 to $39.50 per barrel for crude oil. These ranges reflect higher location differentials for North American natural gas and worldwide crude oil compared to benchmark prices, and the timing of oil shipments. Combined operating, administrative and transportation expenses are expected to average from $1.32 to $1.36 per Mcfe. Depletion, depreciation and amortization expense is expected to average from $1.15 to $1.19 per Mcfe.

As previously announced, during 2005 Burlington expects total production of 2,800 to 3,100 million cubic feet of natural gas equivalent per day. In addition, combined operating, administrative and transportation expenses on a unit basis are expected to be essentially in line with 2004 full-year levels. Depletion, depreciation and amortization expense is expected to average from $1.25 to $1.35 per Mcfe, reflecting the impact of the weaker U.S. dollar, new project startups, higher costs and a changing production mix. Burlington will issue full guidance for the first quarter and full year of 2005 in its January 26 earnings announcement.

Burlington will also webcast its fourth-quarter and full-year 2004 earnings and operational review conference call on Thursday, January 27 at noon Central time. The webcast and presentation slides may be accessed from the company’s Web site home page (www.br-inc.com) by selecting the link entitled “4th Qtr and Full Year 2004 Conference Call Info Page.”

Burlington Resources ranks among the world’s largest independent oil and gas companies, and holds one of the industry’s leading positions in North American natural gas reserves and production. Headquartered in Houston, Texas, the company conducts exploration, production and development operations in the U.S., Canada, the United Kingdom, Africa, China and South America. For additional information see the Burlington Resources Web site at www.br-inc.com.

FORWARD-LOOKING STATEMENTS
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the company’s periodic reports filed with the Securities and Exchange Commission.